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                                                                    EXHIBIT 10.5



August 9, 1996



Theresa M. Smith, Esq.
15308 Walker Branch Court
Laurel, Maryland  20707

Dear Terri,

We are pleased to extend to you an offer to join MicroCarb as Vice President, Corporate Development. As an officer and member of the executive management team, you will participate extensively in the overall management of the Company. Your primary responsibilities will be in three areas: legal, licensing and corporate communications. Specifically, this will involve administering the intellectual property program, interacting with general counsel, evaluation of product and technology opportunities, in-licensing/out-licensing transactions and corporate communications.

Your beginning annual salary will be $120,000, paid semi-monthly. You will also be eligible to participate in the Company's incentive bonus program. In addition, you will be granted stock options for 200,000 shares of MicroCarb common stock. The vesting of the options will be 25% vested on the one-year anniversary of your employment and the remaining 75% will vest quarterly over three years with all options vested on the fourth anniversary.

You will be eligible to participate in the Company's insurance program which includes life, medical, dental, accidental death and long-term disability. The premiums are totally paid by the Company. You will be allowed four weeks (20 days) paid vacation. In addition, the Company currently observes eight paid holidays.

You will be required to enter into the Company's standard confidentiality and non-compete agreements. In the event your employment is terminated by the Company without cause for any reason other than a "change of control", you will receive a three month notice of termination, or in lieu of such notice, an amount equal to three months' salary. If your termination is related to a "change of control", then the notice or payment will be one year (12 months).
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Theresa M. Smith
August 9, 1996
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This offer of employment for the position of Vice President, Corporate
Development, will expire on August 16, 1996 and is contingent upon the satisfactory completion of the checking of your references and the commencement of employment no later than October 1, 1996.

Sincerely,
MicroCarb Inc.

  /s/V. M. Esposito

V. M. Esposito, Ph.D.
Chairman and CEO


Acknowledgment

Please indicate your acceptance of the terms and conditions set forth by signing and returning the enclosed copy of this letter.


By:            /s/Theresa M. Smith
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Date:             August 15, 1996
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